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NEWS RELEASE

RELEASE TIME       IMMEDIATE

DATE               26 April 2005

NUMBER             17/05


   BHP BILLITON ANNOUNCES EUROPEAN COMMISSION (COMMISSION) APPROVAL OF BID FOR
                                WMC RESOURCES LTD


BHP Billiton advises that the Commission has issued a decision under Article 6(1)(b) of the EC Merger Regulation approving BHP Billiton's acquisition of WMC Resources Ltd.

Accordingly, the condition set out in clause 5.1(d) of the Bidder's Statement has been fulfilled. This is the fourth condition of the offer that has been satisfied.

The offer is $7.85 for each WMC Resources Ltd share and the closing date* of the offer is 7.30 pm (Melbourne time) on 6 May 2005.

*This date is indicative only and may change as permitted by the Australian Corporations Act 2001 (Cth).


Further information on BHP Billiton can be found on our Internet site: http://www.bhpbilliton.com


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AUSTRALIA                                          UNITED KINGDOM
Jane Belcher, Investor Relations                   Mark Lidiard, Investor & Media Relations
Tel: +61 3 9609 3952  Mobile: +61 417 031 653      Tel: +44 20 7802 4156
email: Jane.H.Belcher@bhpbilliton.com              email: Mark.Lidiard@bhpbilliton.com

Tania Price, Media Relations                       Ariane Gentil, Media Relations
Tel: +61 3 9609 3815  Mobile: +61 419 152 780      Tel: +44 20 7802 4177
email: Tania.Price@bhpbilliton.com                 email: Ariane.Gentil@bhpbilliton.com

UNITED STATES                                      SOUTH AFRICA
Tel: +1 713 599 6100 or +44 20 7802 4031           Michael Campbell, Investor & Media Relations
email: Mark.Lidiard@bhpbilliton.com                Tel: +27 11 376 3360  Mobile: +27 82 458 2587
                                                   email: Michael.J.Campbell@bhpbilliton.com



                         BHP Billiton Limited ABN 49 004 028 077     BHP Billiton Plc Registration number 3196209
                         Registered in Australia                     Registered in England and Wales
                         Registered Office: 180 Lonsdale Street      Neathouse Place
                         Melbourne Victoria 3000 Australia           London SW1V 1BH United Kingdom
                         Tel +61 1300 55 4757 Fax +61 3 9609 3015    Tel +44 20 7802 4000 Fax +44 20 7802 4111

                         A member of the BHP Billiton group which is headquartered in Australia

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FURTHER INFORMATION FOR U.S. HOLDERS

BHP Billiton has filed the Bidder's Statement with the U.S. Securities and Exchange Commission (SEC) under cover of Form CB. Investors and holders of WMC Resources securities are strongly advised to read the Bidder's Statement and any other relevant documents filed with the SEC, as well as any amendments and supplements to those documents, because they will contain important information. Investors and holders of WMC Resources securities may obtain free copies of the informational document (when available), as well as other relevant documents filed with the SEC, at the SEC's website at www.sec.gov. WMC Resources has issued a target's statement in connection with the offer which investors and holders of WMC Recourses securities are strongly advised to read.


This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of WMC Resources. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.